Exhibit 99.1

BGC Partners Reports Fourth Quarter and Full Year 2019 Financial Results

Declares Quarterly Dividend of 14 Cents

Conference Call to Discuss Results Scheduled for 10:00 AM ET Today

NEW YORK, NY – February 6, 2020 - BGC Partners, Inc. (NASDAQ: BGCP) (“BGC Partners” or “BGC” or the “Company”), a leading global brokerage and financial technology company, today reported its financial results for the quarter and year ended December 31, 2019.

Select Results Compared to the Year-Earlier Period1

BGC’s consolidated results reflect the continuing operations of BGC and exclude the results of its former subsidiary Newmark Group, Inc. (NASDAQ: NMRK) (“Newmark”), as all the shares of Newmark held by the Company were spun-off to stockholders of BGC on November 30, 2018 (the “Spin-Off” or “Distribution”).

Highlights of Results from Continuing Operations (USD millions)	4Q19	4Q18	Change	FY19	FY18	Change
Revenues	$487.2	$466.4	4.5%	$2,104.2	$1,937.8	8.6%
GAAP income (loss) from continuing operations before income taxes	(24.5)	(23.9)	(2.3)%	138.1	179.8	(23.2)%
GAAP net income (loss) from continuing operations for fully diluted shares	(16.2)	(21.9)	25.8%	83.5	73.7	13.3%
Adjusted Earnings before noncontrolling interest in subsidiaries and taxes	73.2	86.3	(15.1)%	369.4	399.4	(7.5)%
Post-tax Adjusted Earnings	61.4	71.1	(13.6)%	322.0	340.9	(5.5)%
Adjusted EBITDA	85.5	91.8	(6.9)%	448.0	494.8	(9.5)%

Per Share Results from Continuing Operations	4Q19	4Q18	Change	FY19	FY18	Change
GAAP fully diluted earnings (loss) per share from continuing operations	($0.05)	($0.07)	28.6%	$0.16	$0.23	(30.4)%
Post-tax Adjusted Earnings per share	$0.12	$0.14	(14.3)%	$0.61	$0.70	(12.9)%

Management Comments

“BGC’s revenues improved by 8.6 percent and 4.5 percent for the full year and fourth quarter of 2019 compared with last year,” said Howard W. Lutnick, Chairman and Chief Executive Officer of BGC. “We generated top-line growth despite generally lower industry volumes. I am pleased to announce that our board declared a 14 cent qualified dividend for the fourth quarter. At yesterday’s closing stock price, this translates into a 9.4 percent annualized yield”.

Mr. Lutnick added: “Before our first quarter conference call, we expect to submit a proposal to BGC’s Board of Directors and relevant committees with respect to converting our partnership into a corporation. Our current target is to be positioned to begin executing a conversion around the end of the third quarter of 2020, and expect to complete the execution around year end. Any such restructuring would be subject to tax,

[1]

U.S. Generally Accepted Accounting Principles is referred to as “GAAP”. “GAAP income before income taxes and noncontrolling interests” and “Adjusted Earnings before noncontrolling interests and taxes” may be used interchangeably with “GAAP pre-tax earnings” and “pre-tax Adjusted Earnings”, respectively. See the sections of this document including “Timing of Outlook for Certain GAAP and Non-GAAP Items”, “Non-GAAP Financial Measures”, “Adjusted Earnings Defined”, “Reconciliation of GAAP Income (Loss) from Continuing Operations before Income Taxes to Adjusted Earnings from Continuing Operations and GAAP Fully Diluted EPS from Continuing Operations to Post-Tax Adjusted EPS from Continuing Operations”, “Fully Diluted Weighted-Average Share Count under GAAP and for Adjusted Earnings from Continuing Operations”, “Adjusted EBITDA Defined”, “Reconciliation of GAAP Net Income (Loss) from Continuing Operations Available to Common Stockholders to Adjusted EBITDA from Continuing Operations”, and “Liquidity Analysis from Continuing Operations”, including any footnotes to these sections, for the complete and updated definitions of these non-GAAP terms and how, when and why management uses them, as well as for the differences between results under GAAP and non-GAAP for the periods discussed herein. See section titled “Newmark Spin-Off” later in this document for information regarding the Spin-Off and BGC’s continuing operations.

accounting, regulatory, and other considerations and approvals”.

Shaun D. Lynn, President of BGC, said: “Our energy and commodities business improved by 26 percent for the full year 2019, led by the acquisitions of Poten and Ginga Petroleum, partially offset by the sale of CSC Commodities. Revenues from equities, insurance, and other asset classes increased 14 percent in 2019 due mainly to the acquisition of Ed Broking.2 We believe our insurance brokerage business is worth materially more than our investment and are actively considering ways to better express its value for the benefit of our investors”.

“Our Fenics fully electronic rates business increased 14 percent while data, software, and post-trade grew by 12 percent in 2019.3 The 2019 net investment cost associated with our newer standalone Fenics businesses was more than $55 million, and we expect these businesses to breakeven in 2021.4

“Fenics UST increased its market share of central limit order book (“CLOB”) trading from approximately 2 percent to 10 percent and is now the second largest CLOB platform for US Treasuries.5

“Fenics Global Options (“Fenics GO”) platform has recently added Citadel Securities, who joins IMC, Maven Securities, and Optiver as electronic liquidity providers.6 Fenics GO provides live, real-time and tradeable two-way electronic liquidity for exchange listed futures and options such as Eurex EURO STOXX 50 Index Options, NIKKEI 225, and related Delta One strategies. We look forward to the growth of our Fenics GO platform as we continue its roll out. We believe that Fenics UST, Fenics GO, and our other new fully electronic businesses have created significant shareholder value.

“As our stand-alone Fenics offerings continue to gain traction, we convert voice and hybrid revenue to higher margin fully electronic trading, and as our recently added brokers and salespeople ramp up production, we expect the Company’s revenues and profits to grow”.

Dividend Information

On February 5, 2020, BGC Partners’ Board of Directors declared a quarterly qualified cash dividend of $0.14 per share payable on March 11, 2020 to Class A and Class B common stockholders of record as of February 26, 2020. The ex-dividend date will be February 25, 2020.

Discussion of Financial Results

GAAP results and Adjusted EBITDA for the full year 2019 were negatively impacted by $28 million of charges within “Other expenses”, primarily related to previously disclosed settlements. Adjusted Earnings results excluded this GAAP item, which is consistent with BGC’s normal practice of excluding items from this calculation that management believes do not best reflect the ordinary results of the Company, including with respect to acquisitions, dispositions, and/or resolutions of litigation, as well as certain non-cash items.

Online Availability of Investor Presentation and Additional Financial Tables

An investor presentation as well as Excel versions of the tables at the end of this document are available for download at http://ir.bgcpartners.com. The Excel tables and presentation contain the results discussed in this

[2]

See the press release titled “BGC Partners Completes Acquisition of Ed Broking Group Limited” dated February 1, 2019. See press releases titled “BGC Partners Acquires Poten & Partners, a Leading Ship Brokerage and Consulting Company” dated November 16, 2018, and “BGC Partners, Inc. GFI subsidiary expands Asia footprint with acquisition of energy broker Ginga Petroleum” dated March 12, 2019. BGC discontinued consolidating the results of CSC Commodities UK Limited after January 4, 2019 and closed its sale on January 18, 2019.

[3]

For the purposes of this document, the Company’s fully electronic businesses may be collectively referred to as “Fenics”. Fenics includes revenues from fully electronic brokerage, as well as data, software, and post-trade services.

[4]

“Net investment costs” is the pre-tax loss for newer Fenics stand-alone businesses, or their revenues less expenses and before taxes. These businesses include Fenics UST, Lucera, Fenics GO, Capitalab’s SGX Nikkei 225 options compression service, and recently developed Fenics FX trading platforms, such as MidFX, Spot, and Options. In full year 2018, pre-tax earnings would have been at least $30 million higher excluding these net investment costs. For the fourth quarters of 2018 and 2019, excluding these net investment costs, pre-tax earnings would have been at least $8 million and $20 million higher, respectively.

[5]

Primary dealer volumes are based on data from the Securities Industry and Financial Markets Association (“SIFMA”). CLOB market share is based on data from Greenwich Associates for US Treasury volumes for Fenics UST, CME BrokerTec, Nasdaq Fixed Income, and Dealerweb. Including these CLOB platforms as well as those using other fully electronic US Treasury trading protocols, Fenics UST increased its market share from 1.3 percent to 5.4 percent year-on-year in December 2019, per Greenwich Associates.

[6]	See the press release titled “Fenics GO announces leading liquidity provider Citadel Securities joins its electronic trading platform for exchange listed futures and options” dated January 20, 2020.

document as well as other useful information that may not be contained herein. Those viewing BGC’s financial results release online should see the link to the tables and presentation near the top of the page at http://ir.bgcpartners.com.

Revenues from Continuing Operations

Overall industry volumes tend to be seasonally strongest in the first calendar quarter of the year, sequentially slower in each of the next two quarters, and slowest in the fourth calendar quarter. Overall industry volumes were lower year-on-year across rates, equities, foreign exchange and energy and commodities during the fourth quarter of 2019. Full year and fourth quarter 2019 revenues would have been approximately $35 million and $3 million higher, but for the strengthening of the U.S. dollar.

Details of Revenues from Continuing Operations (USD millions)	4Q19	4Q18	Change	FY19	FY18	Change
Rates	$129.5	$128.9	0.5%	$594.9	$549.8	8.2%
Equities, insurance, and other asset classes	103.3	90.3	14.4%	409.2	358.1	14.3%
Foreign exchange	80.4	94.7	(15.1)%	370.3	396.3	(6.5)%
Credit	70.4	67.5	4.4%	306.7	292.2	5.0%
Energy and commodities	71.0	53.8	31.9%	286.6	228.2	25.6%
Total brokerage revenues	454.6	435.2	4.5%	1,967.7	1,824.6	7.8%
Data, software, and post-trade	18.2	18.2	(0.1)%	73.2	65.2	12.2%
Interest, fees from related parties, and other revenues	14.4	13.0	10.4%	63.3	48.1	31.8%
Total revenues	487.2	466.4	4.5%	2,104.2	1,937.8	8.6%

Insurance brokerage revenues for the fourth quarter and full year 2019 increased year-on-year by approximately 186 percent and 126 percent, respectively, to $43 million and $156 million.7 Due to the growth of this business, the Company expects to break out insurance brokerage revenues separately from equities and other asset classes starting in the first quarter of 2020. Because revenue per broker is not a widely used or relevant statistic for the insurance brokerage industry, BGC will provide statistics with respect to front office staff excluding this business beginning next quarter.

Revenues from Fenics are presented in the table below. Inter-company revenues represent the amount that Fenics charges certain desks for the use of its technology and are eliminated upon consolidation.

Fenics Revenues from Continuing Operations (USD millions)	4Q19	4Q18	Change	FY19	FY18	Change
Total fully electronic brokerage revenues	$44.3	$46.0	(3.6)%	$204.6	$195.9	4.4%
Data, software, and post-trade revenues	18.2	18.2	(0.1)%	73.2	65.2	12.2%
Fenics net revenues	62.4	64.1	(2.6)%	277.8	261.1	6.4%
Data, software, and post-trade revenues (inter-company)	21.4	15.5	38.4%	79.5	64.3	23.7%
Total Fenics revenues	83.8	79.6	5.3%	357.3	325.4	9.8%

Fenics generated strong year-on-year growth from its rates and data, software, and post-trade businesses during 2019. Inter-company revenues increased as the enhanced Fenics platform was rolled out to more voice/hybrid desks. Over the last three calendar years, Fenics net revenue growth has meaningfully exceeded BGC’s overall organic top-line improvement, which is a trend the Company expects to continue.8

[7]

Including interest income and other revenues, which are included in “Interest, fees from related parties, and other revenues”, total revenues associated with insurance brokerage were $44.0 million and $158.0 million, respectively, for the fourth quarter and full year 2019.

[8]

Overall BGC organic revenue growth is based on revenues from continuing operations excluding the acquisitions of Besso Insurance Group, Ed Broking Group, Kalahari Limited, Micromega Securities, Perimeter Markets, Poten and Partners, Sunrise Brokers, and Ginga Petroleum all of which were completed between 2016 and 2019.

Consolidated Expenses from Continuing Operations9

Consolidated Expenses from Continuing Operations (USD millions)	4Q19	4Q18	Change	FY19	FY18	Change
Compensation and employee benefits under GAAP	$271.3	$250.0	8.5%	$1,127.9	$1,001.6	12.6%
Equity-based compensation and allocations of net income to limited partnership units and FPUs	69.4	85.2	(18.5)%	165.6	205.1	(19.2)%
Non-compensation expenses under GAAP	181.4	160.0	13.4%	728.1	609.1	19.5%
Total expenses under GAAP	522.1	495.1	5.5%	2,021.6	1,815.8	11.3%

Compensation and employee benefits for Adjusted Earnings	257.8	235.8	9.3%	1,111.0	984.3	12.9%
Non-compensation expenses for Adjusted Earnings	158.7	143.1	10.9%	634.0	563.7	12.5%
Total expenses for Adjusted Earnings	416.5	378.9	9.9%	1,745.0	1,548.0	12.7%

In the fourth quarter and for the full year 2019, the Company’s compensation expenses under Adjusted Earnings increased from the year ago period primarily due to the impact of acquisitions. The increase in the Company’s non-compensation expenses was driven by interest expense related to the $300 million 3.750% Senior Notes due 202410 and the Company’s revolving credit facility; the impact of acquisitions; and the Company’s increased investment in technology. Excluding acquisitions, compensation and non-compensation expenses under Adjusted Earnings would have represented 51.3 percent and 31.7 percent of revenues, respectively, in the fourth quarter of 2019. The growth in the Company’s GAAP non-compensation expenses was also impacted by rent during the build-out of BGC’s new UK headquarters, which was recently completed.

Taxes and Noncontrolling Interest from Continuing Operations

Taxes and Noncontrolling Interest from Continuing Operations (USD millions)	4Q19	4Q18	Change	FY19	FY18	Change
GAAP provision for income taxes	$2.1	$17.0	(87.7)%	$53.2	$76.1	(30.1)%
Provision for income taxes for Adjusted Earnings	7.9	12.1	(35.2)%	41.9	46.7	(10.3)%
GAAP net income (loss) attributable to noncontrolling interest in subsidiaries	(10.3)	(19.0)	45.7%	29.2	30.0	(2.5)%
Net income (loss) attributable to noncontrolling interest in subsidiaries for Adjusted Earnings	4.0	3.1	27.8%	5.4	11.7	(53.9)%

Full year 2020 noncontrolling interest for Adjusted Earnings is expected to be around 2019 levels, all else equal.

[9]

For additional information on “Equity-based compensation and allocations of net income to limited partnership units and FPUs”, please see the section of this document titled “Adjusted Earnings Defined” and the footnotes to the table titled “Reconciliation of GAAP Income (Loss) from Continuing Operations before Income Taxes to Adjusted Earnings from Continuing Operations and GAAP Fully Diluted EPS from Continuing Operations to Post-Tax Adjusted EPS From Continuing Operations”.

[10]	For more information, see the September 30, 2019 press release titled “BGC Completes Offering of $300 Million of 3.750% Senior Notes” and the
corresponding Securities and Exchange Commission filing on Form 8-K made on the same date.

Consolidated Share Count from Continuing Operations11

Consolidated Share Count from Continuing Operations (USD millions)	4Q19	4Q18	Change	3Q19	Change (q-o-q)	FY19	FY18	Change
Fully diluted weighted-average share count under GAAP	351.4	331.4	6.1%	346.1	1.6%	524.6	323.8	62.0%
Fully diluted weighted-average share count for Adjusted Earnings	532.0	498.5	6.7%	528.4	0.7%	524.6	486.7	7.8%
Fully diluted spot share count under GAAP and Adjusted Earnings	530.4	518.8	2.2%	528.4	0.4%	530.4	518.8	2.2%

BGC’s fully diluted share count increased by 29.8 million shares at the time of the Spin-Off of Newmark on November 30, 2018. This had no impact on earnings or earnings per share and is why the Company’s outlook is based on the spot year-end share count. The 2.2 percent full year increase in BGC’s fully diluted spot share count was below the low end of its previous guidance of 2.5 percent to 3.5 percent. BGC’s fully diluted weighted-average share count under GAAP may differ from the fully diluted weighted-average share count for Adjusted Earnings in order to avoid anti-dilution in certain periods. This also impacts GAAP net income (loss) from continuing operations for fully diluted shares for such periods.

Select Balance Sheet Data12

Select Balance Sheet Data (USD millions except per share data)	December 31, 2019	December 31, 2018
Cash and cash equivalents	$415.4	$336.5
Liquidity	473.2	410.9
Notes payable and other borrowings	1,142.7	763.5
Book value per share	1.94	2.28
Total capital	769.0	887.9

The quarter-end balance sheet figures reflect ordinary movements in working capital, net proceeds from the aforementioned bond issuance, and the Company continuing to invest in new hires and businesses. The Company continues to manage its business with a goal of maintaining its investment grade ratings.

Outlook (in USD millions)

Metric	Guidance	Actual
	1Q20	1Q19
Revenues	$540-580	$544.8
Pre-tax Adjusted Earnings	$90-106	$106.2
	FY 2020	FY 2019
Adjusted Earnings Tax Rate (%)	10-12%	11.4%

BGC Conference Call and Investor Presentation

BGC will host a conference call on the date of this release at 10:00 a.m. ET to discuss these results. A webcast of the call, along with an investor presentation summarizing BGC’s consolidated non-GAAP results, will be accessible via the following:

http://ir.bgcpartners.com (a PDF version with links to supplemental Excel financial tables and an investor presentation)

[11]	“Spot” is used interchangeably with the end-of-period share count.
[12]

The Company considers liquidity to be comprised of the sum of cash and cash equivalents, reverse repurchase agreements (if any), securities owned, and marketable securities, less securities lent out in securities loaned transactions and repurchase agreements (if any). “Cash segregated under regulatory requirements” is not included in liquidity. For more information regarding Liquidity, see the section of this document and/or the Company’s most recent financial results press release titled “Liquidity Analysis from Continuing Operations”, including any footnotes to the same, for details about how BGC’s non-GAAP results are reconciled to those under GAAP. The Company considers liquidity to be an important metric for determining the amount of cash that is available or that could be readily available to the Company on short notice. Total capital is defined as redeemable partnership interest, total stockholders' equity and noncontrolling interest in subsidiaries.

http://ir.bgcpartners.com/news-releases (a PDF version with links to supplemental Excel financial tables and an investor presentation)

http://bgcpartners.com/category/bgc-releases/ (PDF of the release only)

A listing of minimum system requirements can be found here:

http://event.on24.com/view/help/ehelp.html?text_language_id=en&fh=true&flashconsole=true&ngwebcast=true

A webcast replay of the conference call is expected to be accessible at http://ir.bgcpartners.com within 24 hours of the live call and will be available for 365 days following the call. Additionally, call participants may dial in with the following information:

LIVE CALL

Date - Start Time:	2/6/2020 at 10:00 a.m. ET
U.S. Dial In:	1-844-309-0609
International Dial In:	1-574-990-9937
Passcode:	319-6399

REPLAY

Available From – To:	2/6/2020 1:00 p.m. ET – 2/13/2020 1:00 p.m. ET
U.S. Dial In:	1-855-859-2056
International Dial In:	1-404-537-3406
Passcode:	319-6399

(Note: If clicking on the above links does not open a new web page, you may need to cut and paste the above URLs into your browser's address bar.)

BGC PARTNERS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(in thousands, except per share data)

(unaudited)

	December 31,	December 31,
	2019	2018
Assets
Cash and cash equivalents	$415,379	$336,535
Cash segregated under regulatory requirements	220,735	80,243
Securities owned	57,525	58,408
Marketable securities	14,228	32,064
Receivables from broker-dealers, clearing organizations, customers and related broker-dealers	551,445	941,866
Accrued commissions and other receivables, net	778,415	516,091
Loans, forgivable loans and other receivables from employees and partners, net	315,590	216,868
Fixed assets, net	204,841	157,169
Investments	37,663	35,403
Goodwill	555,335	504,646
Other intangible assets, net	303,224	298,779
Receivables from related parties	14,273	7,748
Other assets	436,873	246,937
Total assets	$3,905,526	$3,432,757

Liabilities, Redeemable Partnership Interest, and Equity
Short-term borrowings	$4,962	$5,162
Repurchase agreements	—	986
Securities loaned	13,902	15,140
Accrued compensation	215,085	195,234
Payables to broker-dealers, clearing organizations, customers and related broker-dealers	416,566	769,833
Payables to related parties	72,497	40,155
Accounts payable, accrued and other liabilities	1,270,862	754,819
Notes payable and other borrowings	1,142,687	763,548
Total liabilities	3,136,561	2,544,877
Redeemable partnership interest	23,638	24,706

Equity
Stockholders' equity:
Class A common stock, par value $0.01 per share; 750,000 shares authorized; 358,440 and 341,745 shares issued at December 31, 2019 and December 31, 2018, respectively; and 307,915 and 291,475 shares outstanding at
December 31, 2019 and December 31, 2018, respectively	3,584	3,417
Class B common stock, par value $0.01 per share; 150,000 shares authorized;
45,884 shares issued and outstanding at December 31, 2019 and
December 31, 2018, respectively, convertible into Class A common stock	459	459
Additional paid-in capital	2,271,947	2,208,221
Treasury stock, at cost: 50,525 and 50,270 shares of Class A common stock at
December 31, 2019 and December 31, 2018, respectively	(315,308)	(314,240)
Retained deficit	(1,241,754)	(1,105,019)
Accumulated other comprehensive income (loss)	(32,028)	(24,465)
Total stockholders' equity	686,900	768,373
Noncontrolling interest in subsidiaries	58,427	94,801
Total equity	745,327	863,174
Total liabilities, redeemable partnership interest and equity	$3,905,526	$3,432,757

BGC PARTNERS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2019	2018	2019	2018
Revenues:
Commissions	$382,897	$372,370	$1,645,818	$1,511,522
Principal transactions	71,725	62,787	321,923	313,053
Total brokerage revenues	454,622	435,157	1,967,741	1,824,575

Fees from related parties	8,218	5,022	29,442	24,076
Data, software and post-trade	18,151	18,169	73,166	65,185
Interest income	2,865	3,919	18,319	14,404
Other revenues	3,300	4,084	15,563	9,570
Total revenues	487,156	466,351	2,104,231	1,937,810

Expenses:
Compensation and employee benefits	271,296	249,951	1,127,911	1,001,623
Equity-based compensation and allocations of net income
to limited partnership units and FPUs	69,389	85,178	165,612	205,070
Total compensation and employee benefits	340,685	335,129	1,293,523	1,206,693
Occupancy and equipment	48,987	38,934	184,807	149,594
Fees to related parties	2,858	4,586	19,365	20,163
Professional and consulting fees	27,553	23,865	92,167	84,103
Communications	29,715	26,808	119,982	118,014
Selling and promotion	21,432	19,112	81,645	69,338
Commissions and floor brokerage	16,377	17,549	63,617	61,891
Interest expense	15,636	11,615	59,077	41,733
Other expenses	18,886	17,541	107,423	64,309
Total non-compensation expenses	181,444	160,010	728,083	609,145
Total expenses	522,129	495,139	2,021,606	1,815,838
Other income (losses), net:
Gains (losses) on divestitures and sale of investments	(14)	—	18,421	—
Gains (losses) on equity method investments	1,064	2,415	4,115	7,377
Other income (loss)	9,462	2,453	32,953	50,468
Total other income (losses), net	10,512	4,868	55,489	57,845

Income (loss) from continuing operations before income taxes	(24,461)	(23,920)	138,114	179,817

Provision (benefit) for income taxes	2,095	16,980	53,171	76,120
Consolidated net income (loss) from continuing operations	(26,556)	(40,900)	84,943	103,697
Consolidated net income (loss) from discontinued operations	—	11,041	—	176,169
Consolidated net income (loss)	$(26,556)	$(29,859)	$84,943	$279,866

Less: Net income (loss) from continuing operations attributable to
noncontrolling interest in subsidiaries	(10,313)	(18,995)	29,236	29,993
Less: Net income (loss) from discontinued operations attributable to
noncontrolling interest in subsidiaries	—	5,879	—	52,353

Net income (loss) available to common stockholders	$(16,243)	$(16,743)	$55,707	$197,520

BGC PARTNERS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

Continued

	Three Months Ended		Year Ended
	December 31,		December 31,
	2019	2018	2019	2018
Per share data:
Basic earnings (loss) per share from continuing operations
Net income (loss) from continuing operations available to common stockholders	$(16,243)	$(21,905)	$55,707	$73,704
Basic earnings (loss) per share from continuing operations	$(0.05)	$(0.07)	$0.16	$0.23
Basic weighted-average shares of common stock outstanding	351,431	331,382	344,332	322,141

Fully diluted earnings (loss) per share from continuing operations
Net income (loss) from continuing operations for fully diluted shares	$(16,243)	$(21,905)	$83,531	$73,704
Fully diluted earnings (loss) per share from continuing operations	$(0.05)	$(0.07)	$0.16	$0.23
Fully diluted weighted-average shares of common stock outstanding	351,431	331,382	524,550	323,844

Non-GAAP Financial Measures

This document contains non-GAAP financial measures that differ from the most directly comparable measures calculated and presented in accordance with Generally Accepted Accounting Principles in the United States (“GAAP”). Non-GAAP financial measures used by the Company include “Adjusted Earnings before noncontrolling interests and taxes”, which is used interchangeably with “pre-tax Adjusted Earnings”; “Post-tax Adjusted Earnings to fully diluted shareholders”, which is used interchangeably with “post-tax Adjusted Earnings”; “Adjusted EBITDA”; and “Liquidity”. The definitions of these terms are below.

Adjusted Earnings Defined

BGC uses non-GAAP financial measures, including “Adjusted Earnings before noncontrolling interests and taxes” and “Post-tax Adjusted Earnings to fully diluted shareholders”, which are supplemental measures of operating results used by management to evaluate the financial performance of the Company and its consolidated subsidiaries. BGC believes that Adjusted Earnings best reflect the operating earnings generated by the Company on a consolidated basis and are the earnings which management considers when managing its business.

As compared with “Income (loss) from continuing operations before income taxes” and “Net income (loss) from continuing operations for fully diluted shares”, both prepared in accordance with GAAP, Adjusted Earnings calculations primarily exclude certain non-cash items and other expenses that generally do not involve the receipt or outlay of cash by the Company and/or which do not dilute existing stockholders. In addition, Adjusted Earnings calculations exclude certain gains and charges that management believes do not best reflect the ordinary results of BGC. Adjusted Earnings is calculated by taking the most comparable GAAP measures and adjusting for certain items with respect to compensation expenses, non-compensation expenses, and other income, as discussed below.

Calculations of Compensation Adjustments for Adjusted Earnings and Adjusted EBITDA

Treatment of Equity-Based Compensation Line Item for Adjusted Earnings and Adjusted EBITDA

The Company’s Adjusted Earnings and Adjusted EBITDA measures exclude all GAAP charges included in the line item “Equity-based compensation and allocations of net income to limited partnership units and FPUs” (or “equity-based compensation” for purposes of defining the Company’s non-GAAP results) as recorded on the Company’s GAAP Consolidated Statements of Operations and GAAP Consolidated Statements of Cash Flows. These GAAP equity-based compensation charges reflect the following items:

*

Charges with respect to grants of exchangeability, which reflect the right of holders of limited partnership units with no capital accounts, such as LPUs and PSUs, to exchange these units into shares of common stock, or into partnership units with capital accounts, such as HDUs, as well as cash paid with respect to taxes withheld or expected to be owed by the unit holder upon such exchange. The withholding taxes related to the exchange of certain non-exchangeable units without a capital account into either common shares or units with a capital account may be funded by the redemption of preferred units such as PPSUs.

*

Charges with respect to preferred units. Any preferred units would not be included in the Company’s fully diluted share count because they cannot be made exchangeable into shares of common stock and are entitled only to a fixed distribution. Preferred units are granted in connection with the grant of certain limited partnership units that may be granted exchangeability at ratios designed to cover any withholding taxes expected to be paid by the unit holder upon exchange. This is an alternative to the common practice among public companies of issuing the gross amount of shares to employees, subject to cashless withholding of shares, to pay applicable withholding taxes.

*

GAAP equity-based compensation charges with respect to the grant of an offsetting amount of common stock or partnership units with capital accounts in connection with the redemption of non-exchangeable units, including PSUs and LPUs.

*	Charges related to amortization of RSUs and limited partnership units.
*	Charges related to grants of equity awards, including common stock or partnership units with capital accounts.
*	Allocations of net income to limited partnership units and FPUs. Such allocations represent the pro-rata portion of post-tax GAAP earnings available to such unit holders.

The amounts of certain quarterly equity-based compensation charges are based upon the Company’s estimate of such expected charges during the annual period, as described further below under “Methodology for Calculating Adjusted Earnings Taxes.”

Virtually all of BGC’s key executives and producers have equity or partnership stakes in the Company and its subsidiaries and generally receive deferred equity or limited partnership units as part of their compensation. A significant percentage of BGC’s fully diluted shares are owned by its executives, partners and employees. The Company issues limited partnership units as well as other forms of equity-based compensation, including grants of exchangeability into shares of common stock, to provide liquidity to its employees, to align the interests of its employees and management with those of common stockholders, to help motivate and retain key employees, and to encourage a collaborative culture that drives cross-selling and revenue growth.

All share equivalents that are part of the Company’s equity-based compensation program, including REUs, PSUs, LPUs, HDUs, and other units that may be made exchangeable into common stock, as well as RSUs (which are recorded using the treasury stock method), are included in the fully diluted share count when issued or at the beginning of the subsequent quarter after the date of grant. Generally, limited partnership units other than preferred units are expected to be paid a pro-rata distribution based on BGC’s calculation of Adjusted Earnings per fully diluted share.

Compensation charges are also adjusted for certain other cash and non-cash items, including those related to the amortization of GFI employee forgivable loans granted prior to the closing of the January 11, 2016 back-end merger with GFI.

Certain Other Compensation-Related Adjustments for Adjusted Earnings

BGC also excludes various other GAAP items that management views as not reflective of the Company’s underlying performance in a given period from its calculation of Adjusted Earnings. These may include compensation-related items with respect to cost-saving initiatives, such as severance charges incurred in connection with headcount reductions as part of broad restructuring plans.

Calculation of Non-Compensation Adjustments for Adjusted Earnings

Adjusted Earnings calculations may also exclude items such as:

*	Non-cash GAAP charges related to the amortization of intangibles with respect to acquisitions;
*	Acquisition related costs;
*	Certain rent charges;
*	Non-cash GAAP asset impairment charges; and
*

Various other GAAP items that management views as not reflective of the Company’s underlying performance in a given period, including non-compensation-related charges incurred as part of broad restructuring plans. Such GAAP items may include charges for exiting leases and/or other long-term contracts as part of cost-saving initiatives, as well as non-cash impairment charges related to assets, goodwill and/or intangibles created from acquisitions.

Calculation of Adjustments for Other (income) losses for Adjusted Earnings

Adjusted Earnings calculations also exclude certain other non-cash, non-dilutive, and/or non-economic items, which may, in some periods, include:

*	Gains or losses on divestitures;
*	Fair value adjustment of investments;
*	Certain other GAAP items, including gains or losses related to BGC's investments accounted for under the equity method; and
*	Any unusual, one-time, non-ordinary, or non-recurring gains or losses.

Methodology for Calculating Adjusted Earnings Taxes

Although Adjusted Earnings are calculated on a pre-tax basis, BGC also reports post-tax Adjusted Earnings to fully diluted shareholders. The Company defines post-tax Adjusted Earnings to fully diluted shareholders as pre-tax Adjusted Earnings reduced by the non-GAAP tax provision described below and net income (loss) attributable to noncontrolling interest for Adjusted Earnings.

The Company calculates its tax provision for post-tax Adjusted Earnings using an annual estimate similar to how it accounts for its income tax provision under GAAP. To calculate the quarterly tax provision under GAAP, BGC estimates its full fiscal year GAAP income (loss) from continuing operations before income taxes and noncontrolling interests in subsidiaries and the expected inclusions and deductions for income tax purposes, including expected equity-based compensation during the annual period. The resulting annualized tax rate is applied to BGC’s quarterly GAAP income (loss) from operations before income taxes and noncontrolling interests in subsidiaries. At the end of the annual period, the Company updates its estimate to reflect the actual tax amounts owed for the period.

To determine the non-GAAP tax provision, BGC first adjusts pre-tax Adjusted Earnings by recognizing any, and only, amounts for which a tax deduction applies under applicable law. The amounts include charges with respect to equity-based compensation; certain charges related to employee loan forgiveness; certain net operating loss carryforwards when taken for statutory purposes; and certain charges related to tax goodwill amortization. These adjustments may also reflect timing and measurement differences, including treatment of employee loans; changes in the value of units between the dates of grants of exchangeability and the date of actual unit exchange; variations in the value of certain deferred tax assets; and liabilities and the different timing of permitted deductions for tax under GAAP and statutory tax requirements.

After application of these adjustments, the result is the Company’s taxable income for its pre-tax Adjusted Earnings, to which BGC then applies the statutory tax rates to determine its non-GAAP tax provision. BGC views the effective tax rate on pre-tax Adjusted Earnings as equal to the amount of its non-GAAP tax provision divided by the amount of pre-tax Adjusted Earnings.

Generally, the most significant factor affecting this non-GAAP tax provision is the amount of charges relating to equity-based compensation. Because the charges relating to equity-based compensation are deductible in accordance with applicable tax laws, increases in such charges have the effect of lowering the Company’s non-GAAP effective tax rate and thereby increasing its post-tax Adjusted Earnings.

BGC incurs income tax expenses based on the location, legal structure and jurisdictional taxing authorities of each of its subsidiaries. Certain of the Company’s entities are taxed as U.S. partnerships and are subject to the Unincorporated Business Tax (“UBT”) in New York City. Any U.S. federal and state income tax liability or benefit related to the partnership income or loss, with the exception of UBT, rests with the unit holders rather than with the partnership entity. The Company’s consolidated financial statements include U.S. federal, state and local income taxes on the Company’s allocable share of the U.S. results of operations. Outside of the U.S., BGC is expected to operate principally through subsidiary corporations subject to local income taxes. For these reasons, taxes for Adjusted Earnings are expected to be presented to show the tax provision the consolidated Company would expect to pay if 100 percent of earnings were taxed at global corporate rates.

Calculations of Pre- and Post-Tax Adjusted Earnings per Share

BGC’s pre- and post-tax Adjusted Earnings per share calculations assume either that:

*	The fully diluted share count includes the shares related to any dilutive instruments, but excludes the associated expense, net of tax, when the impact would be dilutive; or
*	The fully diluted share count excludes the shares related to these instruments, but includes the associated expense, net of tax.

The share count for Adjusted Earnings excludes certain shares and share equivalents expected to be issued in future periods but not yet eligible to receive dividends and/or distributions. Each quarter, the dividend payable to BGC’s stockholders, if any, is expected to be determined by the Company’s Board of Directors with reference to a number of factors, including post-tax Adjusted Earnings per share. BGC may also pay a pro-rata distribution of net income to limited partnership units, as well as to Cantor for its noncontrolling interest. The amount of this net income, and therefore of these payments per unit, would be determined using the above definition of Adjusted Earnings per share on a pre-tax basis.

The declaration, payment, timing and amount of any future dividends payable by the Company will be at the discretion of its Board of Directors using the fully diluted share count. For more information on any share count adjustments, see the table titled “Fully Diluted Weighted-Average Share Count under GAAP and for Adjusted Earnings from Continuing Operations”.

Management Rationale for Using Adjusted Earnings

BGC’s calculation of Adjusted Earnings excludes the items discussed above because they are either non-cash in nature, because the anticipated benefits from the expenditures are not expected to be fully realized until future periods, or because the Company views results excluding these items as a better reflection of the underlying performance of BGC’s ongoing operations. Management uses Adjusted Earnings in part to help it evaluate, among other things, the overall performance of the Company’s business, to make decisions with respect to the Company’s operations, and to determine the amount of dividends payable to common stockholders and distributions payable to holders of limited partnership units. Dividends payable to common stockholders and distributions payable to holders of limited partnership units are included within “Dividends to stockholders” and “Earnings distributions to limited partnership interests and noncontrolling interests,” respectively, in our unaudited, condensed, consolidated statements of cash flows.

The term “Adjusted Earnings” should not be considered in isolation or as an alternative to GAAP net income (loss). The Company views Adjusted Earnings as a metric that is not indicative of liquidity, or the cash available to fund its operations, but rather as a performance measure. Pre- and post-tax Adjusted Earnings, as well as related measures, are not intended to replace the Company’s presentation of its GAAP financial results. However, management believes that these measures help provide investors with a clearer understanding of BGC’s financial performance and offer useful information to both management and investors regarding certain financial and business trends related to the Company’s financial condition and results of operations. Management believes that the GAAP and Adjusted Earnings measures of financial performance should be considered together.

For more information regarding Adjusted Earnings, see the sections of this document and/or the Company’s most recent financial results press release titled “Reconciliation of GAAP Income (Loss) from Continuing Operations before Income Taxes to Adjusted Earnings from Continuing Operations and GAAP Fully Diluted EPS from Continuing Operations to Post-Tax Adjusted EPS from Continuing Operations”, including the related footnotes, for details about how BGC’s non-GAAP results are reconciled to those under GAAP.

Adjusted EBITDA Defined

BGC also provides an additional non-GAAP financial performance measure, “Adjusted EBITDA”, which it defines as GAAP “Net income (loss) from continuing operations available to common stockholders”, adjusted to add back the following items:

*	Provision (benefit) for income taxes;
*	Net income (loss) from continuing operations attributable to noncontrolling interest in subsidiaries;
*	Interest expense;
*	Fixed asset depreciation and intangible asset amortization;
*	Equity-based compensation and allocations of net income to limited partnership units and FPUs;
*	Impairment of long-lived assets;
*	(Gains) losses on equity method investments; and
*	Certain other non-cash GAAP items, such as non-cash charges of amortized rents incurred by the Company for its new UK based headquarters.

The Company’s management believes that its Adjusted EBITDA measure is useful in evaluating BGC’s operating performance, because the calculation of this measure generally eliminates the effects of financing and income taxes and the accounting effects of capital spending and acquisitions, which would include impairment charges of goodwill and intangibles created from acquisitions. Such items may vary for different companies for reasons unrelated to overall operating performance. As a result, the Company’s management uses this measure to evaluate operating performance and for other discretionary purposes. BGC believes that Adjusted EBITDA is useful to investors to assist them in getting a more complete picture of the Company’s financial results and operations.

Since BGC’s Adjusted EBITDA is not a recognized measurement under GAAP, investors should use this measure in addition to GAAP measures of net income when analyzing BGC’s operating performance. Because not all companies use identical EBITDA calculations, the Company’s presentation of Adjusted EBITDA may not be comparable to similarly titled measures of other companies. Furthermore, Adjusted EBITDA is not intended to be a measure of free cash flow or GAAP cash flow from operations because the Company’s Adjusted EBITDA does not consider certain cash requirements, such as tax and debt service payments.

For more information regarding Adjusted EBITDA, see the section of this document and/or the Company’s most recent financial results press release titled “Reconciliation of GAAP Net Income (Loss) from Continuing Operations Available to Common Stockholders to Adjusted EBITDA from Continuing Operations”, including the footnotes to the same, for details about how BGC’s non-GAAP results are reconciled to those under GAAP.

Timing of Outlook for Certain GAAP and Non-GAAP Items

BGC anticipates providing forward-looking guidance for GAAP revenues and for certain non-GAAP measures from time to time. However, the Company does not anticipate providing an outlook for other GAAP results. This is because certain GAAP items, which are excluded from Adjusted Earnings and/or Adjusted EBITDA, are difficult to forecast with precision before the end of each period. The Company therefore believes that it is not possible for it to have the required information necessary to forecast GAAP results or to quantitatively reconcile GAAP forecasts to non-GAAP forecasts with sufficient precision without unreasonable efforts. For the same reasons, the Company is unable to address the probable significance of the unavailable information. The relevant items that are difficult to predict on a quarterly and/or annual basis with precision and may materially impact the Company’s GAAP results include, but are not limited, to the following:

*	Certain equity-based compensation charges that may be determined at the discretion of management throughout and up to the period-end;
*	Unusual, one-time, non-ordinary, or non-recurring items;

*

The impact of gains or losses on certain marketable securities, as well as any gains or losses related to associated mark-to- market movements and/or hedging. These items are calculated using period-end closing prices;

*	Non-cash asset impairment charges, which are calculated and analyzed based on the period-end values of the underlying assets. These amounts may not be known until after period-end;
*	Acquisitions, dispositions and/or resolutions of litigation, which are fluid and unpredictable in nature.

Liquidity Defined

BGC may also use a non-GAAP measure called “liquidity”. The Company considers liquidity to be comprised of the sum of cash and cash equivalents, reverse repurchase agreements (if any), securities owned, and marketable securities, less securities lent out in securities loaned transactions and repurchase agreements (if any). The Company considers liquidity to be an important metric for determining the amount of cash that is available or that could be readily available to the Company on short notice.

For more information regarding Liquidity, see the section of this document and/or the Company’s most recent financial results press release titled “Liquidity Analysis from Continuing Operations”, including any footnotes to the same, for details about how BGC’s non-GAAP results are reconciled to those under GAAP.

BGC PARTNERS, INC.

RECONCILIATION OF GAAP INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES TO ADJUSTED EARNINGS FROM CONTINUING OPERATIONS AND GAAP FULLY DILUTED EPS FROM CONTINUING OPERATIONS TO POST-TAX ADJUSTED EPS FROM CONTINUING OPERATIONS

(in thousands, except per share data)

(unaudited)

	Q4 2019	Q4 2018	FY 2019	FY 2018
GAAP income (loss) from continuing operations
before income taxes	$(24,461)	$(23,920)	$138,114	$179,817
Pre-tax adjustments:
Compensation adjustments:
Equity-based compensation and allocations of net income to
limited partnership units and FPUs (1)	69,389	85,178	165,612	205,070
Other Compensation charges (2)	13,497	14,165	16,868	17,339
Total Compensation adjustments	82,886	99,343	182,480	222,409

Non-compensation adjustments:
Amortization of intangibles (3)	5,964	7,614	29,085	27,293
Acquisition related costs	(408)	3,085	1,941	5,822
Certain rent charges (4)	3,603	3,214	10,292	3,214
Impairment charges	3,168	643	4,450	1,118
Other (5)	10,407	2,342	48,364	7,960
Total non-compensation adjustments	22,734	16,898	94,132	45,407

Other income (losses), net adjustments:
Losses (gains) on divestitures	14	—	(18,421)	—
Fair value adjustment of investments (6)	(2,414)	717	(22,766)	(38,057)
Other net (gains) losses (7)	(5,519)	(6,735)	(4,169)	(10,194)
Total other income (losses), net adjustments	(7,919)	(6,018)	(45,356)	(48,251)

Total pre-tax adjustments	97,701	110,223	231,256	219,565

Adjusted Earnings from continuing operations before
noncontrolling interest in subsidiaries and taxes	$73,240	$86,303	$369,370	$399,382

GAAP net income (loss) from continuing operations available to common stockholders	$(16,243)	$(21,905)	$55,707	$73,704
Allocation of net income (loss) from continuing operations to
non-controlling interest in subsidiaries (8)	(14,279)	(22,098)	23,823	18,251
Total pre-tax adjustments (from above)	97,701	110,223	231,256	219,565
Income tax adjustment to reflect Adjusted Earnings taxes (9)	(5,775)	4,836	11,247	29,388

Post-tax Adjusted Earnings from continuing operations	$61,404	$71,056	$322,033	$340,909

Per Share Data

GAAP fully diluted earnings (loss) per share from continuing operations	$(0.05)	$(0.07)	$0.16	$0.23
Less: Allocations of net income (loss) from continuing operations to limited partnership units, FPUs, and noncontrolling interest in
subsidiaries, net of tax	(0.00)	(0.02)	(0.01)	(0.04)
Total pre-tax adjustments (from above)	0.18	0.22	0.44	0.45
Income tax adjustment to reflect Adjusted Earnings taxes	(0.01)	0.01	0.02	0.06
Post-tax Adjusted Earnings per share from continuing operations	$0.12	$0.14	$0.61	$0.70
Fully diluted weighted-average shares of common stock outstanding	532,017	498,548	524,550	486,700

Dividends declared per share of common stock	$0.14	$0.18	$0.56	$0.72
Dividends declared and paid per share of common stock	$0.14	$0.18	$0.56	$0.72

Please see footnotes to this table on the next page.

(1) The components of equity-based compensation and allocations of net income to limited partnership units and FPUs are as follows (in thousands):

	Q4 2019	Q4 2018	FY 2019	FY 2018
Issuance of common stock and exchangeability expenses	$61,427	$78,560	$133,009	$160,805
Allocations of net income	892	5,777	20,491	38,352
Equity-based amortization	7,070	841	12,112	5,913
Equity-based compensation and allocations of net income to limited partnership units and FPUs	$69,389	$85,178	$165,612	$205,070

(2) In the fourth quarters of 2019 and 2018, GAAP expenses included non-cash charges of $0.1 million and $1.1 million, respectively, related to the amortization of GFI employee forgivable loans granted prior to the closing of the January 11, 2016 back-end merger with GFI. For the full years 2019 and 2018, these amounts were $0.9 million and $4.3 million, respectively. GAAP expenses in the fourth quarter of 2019 and 2018 also included certain acquisition-related compensation expenses of $13.4 million and $13.0 million, respectively. For the full years 2019 and 2018, these amounts were $16.0 million and $13.0 million, respectively.

(3) Includes non-cash GAAP charges related to the amortization of intangibles with respect to acquisitions.

(4) Includes certain rent charges incurred by the Company during the build-out phase of the Company’s new UK based headquarters.

(5) Includes various other GAAP items. Adjusted Earnings for the full year of 2019 exclude the impact of certain GAAP charges recorded in the third quarter of 2019 as part of “Other expenses”, primarily related to the Company’s previously disclosed settlements. This is consistent with BGC’s normal practice of excluding certain GAAP gains and charges from Adjusted Earnings that management believes do not best reflect the ordinary results of the Company, including with respect to acquisitions, dispositions, and/or resolutions of litigation.

(6) Includes non-cash gains of $2.4 million and ($0.7) million, respectively, related to fair value adjustments of investments held by BGC in the fourth quarters of 2019 and 2018. For the full years 2019 and 2018, these amounts were $22.8 million and $38.1 million, respectively.

(7) For the fourth quarters of 2019 and 2018, includes non-cash gains of $1.1 million and $2.4 million, respectively, related to BGC's investments accounted for under the equity method. For the full years 2019 and 2018, these amounts were $4.1 million and $7.4 million, respectively. Also includes a net gain of $4.4 million and $4.3 million for various other GAAP items for the fourth quarters of 2019 and 2018, respectively. For the full years 2019 and 2018, these amounts were a net loss of ($0.0) million and a net gain of $2.8 million, respectively.

(8) Primarily represents Cantor's pro-rata portion of net income.

(9) BGC's GAAP provision for income taxes is calculated based on annualized methodology. The Company's GAAP provision for income taxes was $2.1 million and $17.0 million for the fourth quarters of 2019 and 2018, respectively. For the full years 2019 and 2018, these amounts were $53.2 million and $76.1 million, respectively. The Company includes additional tax-deductible items when calculating the provision for taxes with respect to Adjusted Earnings using an annualized methodology. These include tax-deductions related to equity-based compensation with respect to limited partnership unit exchange, employee loan amortization, and certain net-operating loss carryforwards. The non-GAAP provision for income taxes was adjusted ($5.8) million and $4.8 million for the fourth quarters of 2019 and 2018, respectively. For the full years 2019 and 2018, these adjustment amounts were $11.2 million and $29.4 million, respectively. As a result, the provision for income taxes with respect to Adjusted Earnings was $7.9 million and $12.1 million for the fourth quarters of 2019 and 2018, respectively. For the full years 2019 and 2018, these amounts were $41.9 million and $46.7 million, respectively. The calculation of taxes for Adjusted Earnings excluded the effect of the 2017 U.S. Tax Cuts and Jobs Act.

Note: Certain numbers may not add due to rounding.

BGC PARTNERS, INC.

FULLY DILUTED WEIGHTED-AVERAGE SHARE COUNT

UNDER GAAP AND FOR ADJUSTED EARNINGS FROM CONTINUING OPERATIONS

(in thousands)

(unaudited)

	Q4 2019	Q4 2018	FY 2019	FY 2018

Common stock outstanding	351,431	331,382	344,332	322,141
Limited partnership units	—	—	114,006	—
Cantor units	—	—	52,363	—
Founding partner units	—	—	12,444	—
RSUs	—	—	38	368
Other	—	—	1,367	1,335
Fully diluted weighted-average share count under GAAP continuing operations	351,431	331,382	524,550	323,844

Non-GAAP Adjustments:
Limited partnership units	113,629	102,251	—	99,657
Cantor units	52,363	50,986	—	50,944
Founding partner units	12,351	12,224	—	12,255
RSUs	1,204	260	—	—
Other	1,039	1,445	—	—
Fully diluted weighted-average share count for Adjusted Earnings for continuing operations	532,017	498,548	524,550	486,700

Note: BGC’s fully diluted weighted-average share count under GAAP may differ from the fully diluted weighted-average share count for Adjusted Earnings in order to avoid anti-dilution in certain periods.

BGC PARTNERS, INC.

LIQUIDITY ANALYSIS FROM CONTINUING OPERATIONS

(in thousands)

(unaudited)

	December 31, 2019	December 31, 2018

Cash and cash equivalents	$415,379	$336,535
Repurchase agreements	—	(986)
Securities owned	57,525	58,408
Marketable securities (1)	326	16,924
Total liquidity	$473,230	$410,881

(1) As of December 31, 2019 and December 31, 2018, $13.9 million and $15.1 million, respectively, of Marketable securities on our balance sheet were lent out in Securities loaned transactions and therefore are not included as part of our Liquidity Analysis.

BGC PARTNERS, INC.

RECONCILIATION OF GAAP NET INCOME (LOSS) FROM CONTINUING OPERATIONS AVAILABLE TO COMMON STOCKHOLDERS TO ADJUSTED EBITDA FROM CONTINUING OPERATIONS

(in thousands)

(unaudited)

	Q4 2019	Q4 2018	FY 2019	FY 2018
GAAP net income (loss) from continuing operations available to common stockholders	$(16,243)	$(21,905)	$55,707	$73,704

Add back:

Provision (benefit) for income taxes	2,095	16,980	53,171	76,120

Net income (loss) from continuing operations attributable to noncontrolling interest in subsidiaries (1)	(10,313)	(18,995)	29,236	29,993

Interest expense	15,636	11,615	59,077	41,733

Fixed asset depreciation and intangible asset amortization	20,478	19,534	79,188	71,495

Equity-based compensation and allocations of net income to limited partnership units and FPUs (2)	69,389	85,178	165,612	205,071

Impairment of long-lived assets	3,243	540	4,638	2,807

(Gains) losses on equity method investments (3)	(1,064)	(2,415)	(4,115)	(7,377)

Other non-cash GAAP items (4)	2,294	1,289	5,443	1,289

Adjusted EBITDA from continuing operations	$85,515	$91,821	$447,957	$494,835

(1) Primarily represents Cantor's pro-rata portion of net income.

(2) Represents BGC employees' pro-rata portion of net income and non-cash and non-dilutive charges relating to equity-based compensation. See Footnote 1 to the table titled “Reconciliation of GAAP Income (Loss) from Continuing Operations before Income Taxes to Adjusted Earnings from Continuing Operations and GAAP Fully Diluted EPS from Continuing Operations to Post-Tax Adjusted EPS From Continuing Operations” for more information.

(3) Non-cash gains related to BGC's investments accounted for under the equity method.

(4) Non-cash charges of amortized rents incurred by the Company during the build-out phase of the Company’s new UK based headquarters.

BGC Partners, Inc. Quarterly and Annual Market Activity Report

The following table provides certain volume and transaction count information on BGC Partners’ fully electronic system for the periods indicated.

						% Change	% Change	Value Change	% Change
	4Q18	3Q19	4Q19	FY2018	FY2019	Q4'19 vs. Q4'18	Q4'19 vs. Q3'19	FY'19 vs. FY'18	FY'19 vs. FY'18
Notional Volume (in $US billions)
Fully Electronic Rates	2,745	3,693	3,384	10,754	13,986	23.3%	(8.3%)	3,232	30.0%
Fully Electronic FX	2,608	2,366	2,232	10,425	9,282	(14.4%)	(5.7%)	(1,143)	(11.0%)
Fully Electronic Credit	383	375	350	2,027	1,650	(8.6%)	(6.6%)	(377)	(18.6%)
Fully Electronic Equities & Other	3	15	8	8	32	216.0%	(43.4%)	24	290.2%
Total Fully Electronic Volume	5,738	6,448	5,974	23,215	24,950	4.1%	(7.3%)	1,735	7.5%

HYBRID
Total Hybrid Volume	89,435	73,485	66,996	308,740	275,927	(25.1%)	(8.8%)	(32,813)	(10.6%)
Total Hybrid & Fully Electronic Volume	95,173	79,933	72,971	331,956	300,877	(23.3%)	(8.7%)	(31,079)	(9.4%)

Transaction Count
Fully Electronic Rates	219,247	646,182	634,773	699,181	1,951,441	189.5%	(1.8%)	1,252,261	179.1%
Fully Electronic FX	2,627,112	2,476,006	2,427,068	9,873,101	9,761,438	(7.6%)	(2.0%)	(111,663)	(1.1%)
Fully Electronic Credit	62,298	52,306	44,491	283,122	231,112	(28.6%)	(14.9%)	(52,010)	(18.4%)
Fully Electronic Equities & Other	1,020	1,416	1,176	3,792	5,685	15.3%	(16.9%)	1,893	49.9%
Total Fully Electronic Transactions	2,909,677	3,175,910	3,107,508	10,859,196	11,949,676	6.8%	(2.2%)	1,090,480	10.0%

HYBRID
Total Hybrid Transactions	1,190,929	1,265,575	1,165,331	4,870,428	4,979,209	(2.1%)	(7.9%)	108,781	2.2%
Total Hybrid and Fully Electronic Transactions	4,100,606	4,441,485	4,272,839	15,729,624	16,928,885	4.2%	(3.8%)	1,199,262	7.6%

Trading Days	64	64	64	251	252

Note: “Hybrid” is defined as transactions involving some element of electronic trading but executed by BGC's brokers, exclusive of voice-only transactions. “Fully Electronic” involves customer-to-customer trades, free from broker execution. Certain information may have been recast with current estimates to reflect changes in reporting methodology. Such revisions have no impact on the Company’s revenues or earnings.

Note: Certain numbers may not add due to rounding.

Other Items of Note

Unless otherwise stated, all results provided in this document compare the fourth quarter or full year 2019 with the year-earlier periods. Certain reclassifications may have been made to previously reported amounts to conform to the current presentation and to show results on a consistent basis across periods. With the exception of reporting Newmark as a discontinued operation and the previously announced new non-GAAP presentation, any such reclassifications would have had no impact on consolidated revenues or earnings under GAAP and would leave consolidated pre- and post-tax Adjusted Earnings for the prior periods essentially unchanged all else being equal. Certain numbers and percentage changes listed throughout this document may not sum due to rounding.

“Cash segregated under regulatory requirements” on the balance sheet increased from year-end 2018 mainly due to the acquisition of Ed Broking Group.

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842). This standard requires lessees to recognize a right-of-use (“ROU”) asset and lease liability for all leases with terms of more than 12 months. Recognition, measurement and presentation of expenses will depend on classification as a finance or operating lease. The amendments also require certain quantitative and qualitative disclosures. These impacts were approximately $169.1 million and $187.4 million in Total Assets and Total Liabilities, respectively, as of December 31, 2019. For additional information regarding the adoption of ASC 842, please see the section titled “New Accounting Pronouncements” in BGC’s Annual Reports on Form 10-K as filed with the Securities and Exchange Commission.

Newmark Spin-Off

The Spin-Off included the shares of Newmark Class A and Class B common stock owned by BGC, as well as the shares of Newmark common stock into which the limited partnership units of Newmark Holdings, L.P. and Newmark Partners, L.P. owned by BGC were exchanged prior to and in connection with the Spin-Off. For more information, see the press release titled “BGC Partners Announces Completion of Spin-Off of Newmark” dated November 30, 2018, and the related filing on Form 8-K filed before market open on December 6, 2018. Unless otherwise stated, all the tables and financial results in this document through the Outlook section reflect continuing operations of BGC and will not match the results and tables in the Company’s press release for the third quarter of 2018 dated October 25, 2018. The financial results from continuing operations of BGC do not present a distinct corporate segment and are generally comparable to the stand-alone results for BGC Partners excluding Newmark Group, referred to as “post-spin BGC” in previous documents. Post-spin BGC represented what BGC financial results would have been had the Spin-Off of Newmark occurred prior to the Distribution date of November 30, 2018. Post-spin BGC can also be defined as the results for BGC’s Financial Services segment plus its pro-rata portion of corporate items.

About BGC Partners, Inc.

BGC Partners is a leading global brokerage and financial technology company. BGC’s offerings include fixed income securities, interest rate swaps, foreign exchange, equities, equity derivatives, credit derivatives, commodities, futures, and structured products. BGC provides a wide range of services, including trade execution, broker-dealer services, clearing, trade compression, post trade, information, and other services to a broad range of financial and non-financial institutions. Through brands including Fenics, BGC Trader, Capitalab, Lucera, and Fenics Market Data, BGC offers financial technology solutions, market data, and analytics related to numerous financial instruments and markets. BGC, BGC Trader, GFI, Fenics, Fenics Market Data, Capitalab, and Lucera are trademarks/service marks and/or registered trademarks/service marks of BGC Partners, Inc. and/or its affiliates.

BGC’s customers include many of the world’s largest banks, broker-dealers, investment banks, trading firms, hedge funds, governments, corporations, and investment firms. BGC’s Class A common stock trades on the NASDAQ Global Select Market under the ticker symbol “BGCP”. BGC Partners is led by Chairman of the Board and Chief Executive Officer Howard W. Lutnick. For more information, please visit

http://www.bgcpartners.com. You can also follow BGC at https://twitter.com/bgcpartners, https://www.linkedin.com/company/bgc-partners and/or http://ir.bgcpartners.com/Investors/default.aspx.

Discussion of Forward-Looking Statements about BGC

Statements in this document regarding BGC that are not historical facts are “forward-looking statements” that involve risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements. Except as required by law, BGC undertakes no obligation to update any forward-looking statements. For a discussion of additional risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see BGC’s Securities and Exchange Commission filings, including, but not limited to, the risk factors and Special Note on Forward-Looking Information set forth in these filings and any updates to such risk factors and Special Note on Forward-Looking Information contained in subsequent reports on Form 10-K, Form 10-Q or Form 8-K.

Media Contact:

Karen Laureano-Rikardsen
+1 212-829-4975

Investor Contact:
Ujjal Basu Roy or Jason McGruder
+1 212-610-2426